Exhibit 99.4

FOR IMMEDIATE RELEASE

Media Contact:	Chris Smith Public Relations & Corporate Communications Eyetech Pharmaceuticals, Inc. Office: (212) 824-3203 Mobile: (973) 489-5076 E-mail: chris.smith@eyetech.com
Investor Contact:	Glenn Sblendorio Chief Financial Officer Eyetech Pharmaceuticals, Inc. Office: (212) 824-3121 E-mail: glenn.sblendorio@eyetech.com

PRECLINICAL STUDY DEMONSTRATES SIGNIFICANCE OF VEGF164
IN PATHOLOGICAL NEOVASCULARIZATION

— Provides further evidence of the therapeutic benefits of a VEGF inhibitor that specifically targets an underlying cause of eye diseases —

NEW YORK, May 2, 2005 — Eyetech Pharmaceuticals, Inc. (NASDAQ: EYET) announced today that research in vascular endothelial growth factor (VEGF) suggest that specific isoforms may play important roles in neovascular disease in the human eye. Results from a study in mice provide evidence that the presence of a specific isoform called VEGF164 is not required to drive normal vascular development in the retina. However, by specifically targeting this isoform, there is a reduction in abnormal blood vessel growth (pathological angiogenesis) which results in diseases of the retina. These data were presented today at the 2005 Association for Research in Vision and Ophthalmology annual meeting in Fort Lauderdale, Fla.

VEGF and its role in the cause and progression of certain eye diseases such as neovascular age-related macular degeneration (neovascular AMD) have become increasingly important. VEGF is a protein that is responsible for stimulating abnormal blood vessel growth and blood vessel leakage in diseases such as neovascular AMD, diabetic retinopathy and retinal vein occlusion.

“This study provides further evidence that by specifically targeting the pathologic or ‘bad’ isoform, we can block undesirable blood vessel growth while still permitting the ‘good’ blood vessel growth and maintenance required for healthy and normal function of the eye,” said Anthony P. Adamis, M.D., Chief Scientific Officer of Eyetech. “Therefore, selective inhibition of pathological forms of VEGF may provide a more optimal balance of safety and efficacy in treating an underlying cause of neovascular AMD.”

The study, a collaboration among researchers at Eyetech Pharmaceuticals and Schepens Eye Institute at Harvard Medical School, was designed to characterize the role of different VEGF isoforms in inflammation and pathological neovascularization. The study utilized three models – retinopathy of prematurity (ROP), laser-induced choroidal neovascularization (CNV) and delayed-type hypersensitivity (DTH) – to examine the pro-inflammatory and angiogenic outcomes in a population of study mice who were VEGF164-deficient, but still harbored two other VEGF isoforms VEGF120 and VEGF188. VEGF164 is the mouse equivalent of isoform VEGF165 in humans. The data presented are based on observations reported from animal studies. The clinical significance in humans is unknown.

Results of the ROP model, which was used to quantify the physiological and pathological neovascularization in the eye, suggest that there were no developmental differences between wild-type mice and those deficient in the VEGF164 isoform. However, the ROP model showed that pathological neovascularization in the study mice was reduced by 90 percent compared to wild-type mice, an outcome which the authors attribute to the significant decrease in retinal inflammatory cells, which are known to drive the abnormal angiogenesis in ROP. Results in the CNV model showed that laser-induced CNV lesions in the eyes of the study mice were 44 percent smaller than in the wild-type mice. Data from these two models indicate that VEGF164 is not required for normal development of the retina, but instead specifically induces inflammation and pathological neovascularization, and is more potent in doing so than the other VEGF isoforms. Data from the DTH model, which was used to measure inflammation and characterize the role of VEGF164 outside of the eye, confirmed that the absence of VEGF164 resulted in a significant decrease in inflammatory response, characterized by leukocyte accumulation and tissue edema in the ear skin of mice. This response showed that the pro-inflammatory nature of VEGF164 is not isolated to ocular tissues.

Anti-VEGF therapy appears to target an underlying cause of all neovascular AMD and may have potential benefits in a wide range of therapeutic areas. Macugen® (pegaptanib sodium injection) is a pegylated anti-VEGF aptamer, which binds to the specific isoform VEGF165, which is believed to be an underlying cause for the pathological blood vessel growth and leakage in ocular neovascularization in humans. Macugen interrupts the VEGF cascade and the associated neovascularization by selectively blocking VEGF and the science strongly suggests that this selectivity is the reason why no physical destruction of vasculature has been observed in connection with use of Macugen.

About Macugen
Macugen is indicated in the United States for the treatment of neovascular age-related macular degeneration and is administered in a 0.3 mg dose once every six weeks by intravitreal injection. For full prescribing information about Macugen, please visit www.macugen.com.

Important safety information
Macugen is contraindicated in patients with ocular or periocular infections.

Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique – which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) – should always be utilized when administering Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.

Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately.

Serious adverse events related to the injection procedure occurring in <1% of intravitreal injections included endophthalmitis, retinal detachment, and iatrogenic traumatic cataract.

Most frequently reported adverse events in patients treated for up to 2 years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.

About Eyetech Pharmaceuticals, Inc.
Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech’s initial focus is on diseases affecting the back of the eye. Eyetech is commercializing and further developing Macugen® (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for other indications including diabetic macular edema and retinal vein occlusion.

Eyetech Safe Harbor Statement
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our scientific hypotheses, strategy, future operations, future clinical trials, prospects, plans and objectives of management are forward-looking statements. We may not actually show the benefits, achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to whether scientific hypotheses based on preclinical studies will be repeated in human studies or ultimately be demonstrated to show clinical benefit in efficacy and safety in humans, the continued acceptance of Macugen by the medical community, by patients receiving therapy and by third party payors; supplying sufficient quantities of Macugen to meet anticipated market demand; our dependence on third parties to manufacture Macugen; the impact of competitive products and potentially competitive product candidates; our dependence on our strategic collaboration with Pfizer; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; new information arising out of clinical trial results; successful recruitment of patients for the clinical development of Macugen in other indications; successful outcomes in the further clinical development of Macugen; regulatory approval of Macugen for other indications; and the success of Macugen’s recent launch generally. These and other risks are described in greater detail in the “Risk Factors” section of our most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

###

4